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                                                                   EXHIBIT 10.53

May 13, 1998

Merl F. Hoekstra, Ph.D.
10321-216th St. S.E.
Snohomish, WA 98296

Dear Merl:

Signal Pharmaceuticals, Inc. ("Signal" or the "Company") is pleased to offer you the position of Vice President Target Discovery, reporting to Dr. Alan Lewis, President/Chief Executive Officer. Your employment with Signal will commence on June __, 1998.

Your starting salary will be $6,250.00 semi-monthly (which when annualized would equal $150,000), less all required withholding for taxes, employee's share of FICA and other deductions. Signal is offering you a one time signing bonus of $15,000 to help you quickly make the transition to join us. The bonus shall be repayable to Signal if you voluntarily leave, or are terminated for cause within the first year of your employment. A bonus of up to 15% of salary will be awarded based upon performance against measurable, mutually agreed upon goals. Individual goals will be assigned specific percent weighting.

You will be eligible for all standard Company benefits, including medical, 401k, and paid vacation benefits. If our medical benefits do not permit your immediate participation in our plan, we will pay your COBRA expenses until you become eligible. Signal reserves the right to modify Company benefits from time to time as it deems necessary.

In addition, under Signal's 1997 Stock Option Plan (the "Plan"), the Company will offer you an Incentive Stock Option to purchase outright 200,000 (two hundred thousand) shares of Signal Common Stock at fair market value
(which presently is $0.50 per share). Under the Plan, one-fourth (25%) of the shares will vest on the first day of your thirteenth month of employment. The remaining shares will vest in equal monthly installments over a three year period. The unvested shares will be subject to repurchase by the company at their cost to you, should you leave the company before all shares have vested. In addition, all shares issued under the Plan are subject to certain limitations on the sale and use of the stock.

Signal will pay for up to 120 days in the Residence Inn, or comparable accommodations, to allow time for you to locate suitable housing. Signal will work with you to coordinate the transport of your household goods from Snohomish, WA to San Diego, and will reimburse you for all reasonable costs associated with the move. Reimbursed moving expenses will include reasonable and customary closing costs for the sale of your house, including realtor's fees and real estate excise tax, reasonable and customary costs for the purchase of a
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Merl F. Hoekstra, Ph.D.
May 13, 1998
page 2


new home, including loan origination fees and points, and the cost of recording the deed or mortgage; payment for movement of household goods (and two cars), including packing, unpacking, insurance and up to 4 months storage. In addition, Signal will reimburse you or up to four trips home to Snohomish, WA from San Diego until such time your family has relocated to the San Diego area. All expenses will be documented and paid either directly to the vendor or reimbursed to you by normal means. The Company will follow federal, state and local tax regulations with regards to reporting reimbursements associated with the move and will "gross up" any compensation element of directly paid or reimbursed relocation expenses so that you will net such amounts after payment of taxes, social security etc. Notwithstanding the above, Signal will reimburse a maximum of $50,000 for such moving expenses.

Your employment is for an indefinite term. In other words, the employment relationship is "at will," and either you or Signal has the right to terminate that employment relationship at any time, provided however that if you are terminated prior to the end of one year's service for any reason other than your death, disability or termination for cause (defined below) you will be paid the equivalent of six months base salary as a severance payment. Termination "for cause" is limited to the following events: your conviction of any felony, or conviction of embezzlement or misappropriation of money or other property of the company; your failure, refusal, or inability to perform your duties on behalf of Signal, which are consistent with the scope and nature of your responsibilities as an officer of the Company and which are not remedies by you within a reasonable time period after receipt of written notice of such alleged violative activities, or the commission of any intentional tort by you against the company; or any act of gross negligence, corporate waste, disloyalty, or unfaithfulness by you to Signal.

Signal requires a baseline blood draw from all new employees. This will be done on your first day of employment at Signal. These vials will be stored offsite to protect your privacy. No testing will be done to the sample unless required by legal proceedings.

You will be asked to sign Signal's Proprietary Information and Inventions Agreement. In addition, you will be expected to abide by Company rules and regulations as described in the Company handbook. Proprietary Information for purposes of the Proprietary Information and Inventions Agreement includes Proprietary Information only to the extent such matters have not previously been made public, are not thereafter made public or do not otherwise become available to you from a third party not, to your best knowledge, bound by any confidentiality agreement with the Company. The phrase "made public" as used in the Proprietary Information and Inventions Agreement shall apply to matters within the domain of (a) the general public or (b) Company's industry. Further, the provision in paragraph 2(c) in Signal's Proprietary Information and Inventions Agreement will be limited to "Inventions" developed during the term of your employment relationship with the company (i.e. not apply to Inventions that might arise out of subsequent employment during the year following the termination of your employment with Company).


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Merl F. Hoekstra, Ph.D.
May 13, 1998
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The employment terms in this letter supersede any other agreements or promises made to you. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

Please indicate your acceptance of this offer by signing one of the originals and returning it to Laurie Cain, in our Human Resources Department. This offer will expire at 5 p.m. on May 20, 1998. If we do not receive a reply from you by this time (verbally or written), this offer will be officially rescinded.

We have greatly enjoyed our meetings with you and look forward to your joining the Signal team. We feel that your experience and enthusiasm can make a substantial contribution to the success of Signal.



Sincerely,

/s/ ALAN J. LEWIS
-------------------------------------
Alan J. Lewis
President and Chief Executive Officer



ACCEPTED BY:

/s/ MERL F. HOEKSTRA
--------------------------------
Merl F. Hoekstra, PhD


May 14, 1998
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Date